EXHIBIT 99.1

For Immediate Release

ROCKY MOUNTAIN CHOCOLATE FACTORY, INC. REPORTS

SECOND QUARTER OPERATING RESULTS

OPERATING INCOME INCREASES 18.8 PERCENT FROM PRIOR-YEAR QUARTER

DURANGO, Colorado (October 13, 2015) – Rocky Mountain Chocolate Factory, Inc. (Nasdaq Global Market: RMCF) (the “Company”) today reported its operating results for the three and six months ended August 31, 2015, the second quarter and first half of fiscal year 2016 (“FY2016”). The Company franchises and operates gourmet chocolate and confection stores and manufactures an extensive line of premium chocolates and other confectionery products. U-Swirl, Inc. (OTCQB: SWRL) (“U-Swirl”), a subsidiary in which the Company owns a controlling interest, franchises and operates self-serve frozen yogurt cafés. The Company will host an investor conference call today at 4:15 p.m. Eastern Time to discuss its operating results for the three and six months ended August 31, 2015, along with other topics of interest (see details below).

SECOND QUARTER HIGHLIGHTS

●

Consolidated net income rose 33.4 percent to $1,240,220 in the three months ended August 31, 2015, versus $929,363 in the prior-year period, due to substantially higher profitability reported by U-Swirl in the three months ended August 31, 2015. Net income attributable to RMCF shareholders declined 11.1 percent to $779,796, or $0.13 per basic and diluted share, in the three months ended August 31, 2015, versus net income attributable to RMCF shareholders of $877,356, or $0.14 per basic and diluted share, in the three months ended August 31, 2014.

●

Adjusted net income, a non-GAAP measure defined later in this release, declined 39.0 percent to $805,000 in the three months ended August 31, 2015, compared with $1,320,000 in the three months ended August 31, 2014. Non-GAAP adjusted diluted earnings per share decreased 35.0 percent to $0.13 per share in the three months ended August 31, 2015, compared with $0.20 per share in the three months ended August 31, 2014.

●

Adjusted EBITDA, a non-GAAP measure defined later in this release, declined 13.7 percent to $2,201,000 in the three months ended August 31, 2015, compared to $2,551,000 in the three months ended August 31, 2014.

●

Factory sales increased 8.2 percent in the three months ended August 31, 2015 compared to the prior-year period, primarily due to a 52.9 percent increase in product shipments to customers outside the Company’s network of franchised retail stores.

●	Operating income increased 18.8 percent to $1,697,549 in the three months ended August 31, 2015, compared with operating income of $1,429,141 in the three months ended August 31, 2014.

●

The Company’s franchisees and licensees opened 2 domestic Rocky Mountain Chocolate Factory stores, and 2 co-branded Cold Stone Creamery stores during the most recent quarter. U-Swirl franchisees opened 4 self-serve frozen yogurt cafés during the second quarter of FY2016.

●

The Company repurchased 145,329 shares of its common stock at an average price of $12.75 per share during the three months ended August 31, 2015 and 221,297 at an average price of $13.04 per share during the six months ended August 31, 2015.

●	On September 11, 2015, the Company paid its 49th consecutive quarterly cash dividend to stockholders, in the amount of $0.12 per share.

MANAGEMENT COMMENTS

“Adjusted EBITDA and adjusted net income declined 13.7 percent and 39.0 percent, respectively, primarily as a result of impairment and restructuring expenses incurred in the three months ended August 31, 2014 and a decline in units in operation during the three months ended August 31, 2015 combined with cost of sales increasing to 44.0 percent of total revenues in the three months ended August 31, 2015 compared to 40.9 percent of total revenues in the three months ended August 31, 2014. The decline in units is primarily the result of the closure of underperforming cafés as a result of market conditions. This was an expected trend, contemplated by our consolidation strategy. We continue to look for acquisition opportunities to continue our consolidation strategy. The increase in cost of sales as a percentage of revenue was due primarily to factory sales increasing to 55.7 percent of total revenue in the three months ended August 31, 2015 compared to 50.5 percent of revenue in the three months ended August 31, 2014, in addition to increased commodity prices and factory product mix shift,” observed Bryan Merryman, Chief Operating Officer and Chief Financial Officer of the Company.

“With limited acquisition targets, we’ve returned much of our excess cash to stockholders. In the past twelve months we’ve repurchased approximately $5.3 million of our common stock and increased our quarterly dividend to $0.12 per share,” stated Merryman.

SECOND QUARTER OPERATING RESULTS

Total revenue decreased to approximately $9.3 million during the three months ended August 31, 2015, compared with approximately $9.5 million of revenue during the three months ended August 31, 2014. The decrease was attributable to lower retail sales, a reduction in franchise fees and a decline in royalty and marketing fees, partially offset by an increase in factory sales.

Total factory sales increased 8.2 percent to approximately $5.2 million in the three months ended August 31, 2015, due to a 52.9 percent increase in shipments of product to customers outside the Company’s network of franchised retail locations and a 2.3 percent increase in purchases by our franchisees and licensees. Factory gross margin declined 240 basis points to 30.3 percent of factory sales in the three months ended August 31, 2015, versus 32.7 percent a year earlier.

Royalties and marketing fees declined 7.4 percent to approximately $2.4 million in the three months ended August 31, 2015, compared with approximately $2.6 million in the three months ended August 31, 2014, primarily due to a decrease in the average number of franchise stores and cafés in operation and lower same-store sales. During the three months ended August 31, 2015, Rocky Mountain Chocolate Factory franchisees and licensees opened 2 new domestic stores and 2 new co-branded Cold Stone Creamery stores. U-Swirl franchisees opened 4 new cafés during the same period. Complete lists of stores are available on the Company’s websites at www.rmcf.com and www.u-swirl.com.

Franchise fees declined 23.2 percent to approximately $113,600 in the three months ended August 31, 2015, versus approximately $147,900 in the three months ended August 31, 2014, primarily due to fewer Company-owned cafés being sold to franchisees in the current-year quarter versus the prior-year quarter.

Retail sales declined 18.3 percent to approximately $1.6 million in the three months ended August 31, 2015, versus approximately $1.9 million in the corresponding period of the previous fiscal year. The decrease was primarily due to the sale of four Company-owned locations and the closure of an underperforming Company-owned café. Same-store sales at all Company-owned stores and cafés increased 0.4 percent when compared with the year-earlier period. Retail gross margin increased to 69.2 percent of retail sales in the most recent quarter, from 65.6 percent of retail sales a year earlier.

Income from operations increased 18.8 percent in the three months ended August 31, 2015 to approximately $1.7 million, compared with approximately $1.4 million in the three months ended August 31, 2014. The improvement in operating income was primarily due to a reduction in general and administrative (“G&A”) expenses that resulted from the reorganization of U-Swirl in the prior year and the associated focus on the reduction of duplicative G&A costs, and the absence of $584,661 in restructuring and acquisition-related charges that penalized operating results in the prior-year period. These favorable factors were partially offset by lower factory gross margins and higher franchise costs associated with supporting U-Swirl franchise units.

Consolidated net income, before adjusting for the net income attributable to non-controlling interest, increased 33.4 percent to $1,240,220 in the three months ended August 31, 2015, compared with $929,363 in the three months ended August 31, 2014.

Net income attributable to RMCF shareholders (after deducting net income attributable to non-controlling interest) declined 11.1 percent to $779,796, or $0.13 per basic and diluted share, in the three months ended August 31, 2015, compared with net income attributable to RMCF shareholders of $877,356, or $0.14 per basic and diluted share, in the three months ended August 31, 2014.

U-Swirl recorded net income of $754,793 in the three months ended August 31, 2015, compared with net income of $86,678 in the three months ended August 31, 2014.

Adjusted net income and adjusted earnings per share (non-GAAP financial measures defined later in this release) for the three months ended August 31, 2015 declined 39.0 percent and 35.0 percent, respectively to $805,000 and $0.13 per diluted share, compared with $1,320,000 and $0.20 per diluted share in the three months ended August 31, 2014.

SIX-MONTH OPERATING RESULTS

Total revenue decreased modestly to approximately $19.6 million during the six months ended August 31, 2015 (first half of FY2016), compared with approximately $19.8 million in revenue during the six months ended August 31, 2014. The decrease was attributable to lower retail sales and a reduction in royalty and marketing fees, partially offset by an increase in factory sales and franchise fees.

Total factory sales increased 8.0 percent to approximately $11.5 million in the six months ended August 31 2015, due to a 37.4 percent increase in shipments of product to customers outside the Company’s network of franchised retail locations. The increase in specialty market customer sales was partially offset by a 5.7 percent decrease in the average number of domestic Rocky Mountain Chocolate Factory franchised stores in operation and a 0.7 percent decrease in same-store pounds purchased by franchised and licensed stores. Factory gross margin declined 280 basis points to 27.7 percent of factory sales in the six months ended August 31, 2015, versus 30.5 percent a year earlier.

Royalties and marketing fees declined 5.0 percent to approximately $4.8 million in the six months ended August 31, 2015, compared with approximately $5.0 million in the six months ended August 31, 2014, primarily due to a 9.7 percent decrease in the average number of franchise stores and cafés in operation and lower same-store sales. Same-store sales at the Company’s domestic franchise U-Swirl café locations decreased 7.1 percent relative to the prior-year period. Same-store sales at domestic franchised Rocky Mountain Chocolate Factory locations were approximately unchanged.

Franchise fees increased 87.1 percent to approximately $384,200 in the six months ended August 31, 2015, versus approximately $205,300 in the six months ended August 31, 2014, primarily due to the recording of license fees associated with an agreement for the development and franchising of CherryBerry stores in the Canadian province of Ontario in the six months ended August 31, 2015.

Retail sales declined 23.6 percent to approximately $3.0 million in the six months ended August 31, 2015, from approximately $3.9 million in the six months ended August 31, 2014. The decrease was primarily due to the sale of certain Company-owned locations and the closure of an underperforming Company-owned café. Same-store sales at all Company-owned stores and cafés decreased 1.5 percent when compared with the six months ended August 31, 2014. Retail gross margin increased to 68.5 percent of retail sales in the six-months ended August 31, 2015, from 66.3 percent of retail sales in the six months ended August 31, 2014.

Income from operations increased 12.0 percent in the six months ended August 31, 2015 to approximately $3.1 million, compared with approximately $2.8 million a year earlier.

Consolidated net income, before adjusting for the net income attributable to non-controlling interest, increased 16.4 percent to $2.2 million in the six months ended August 31, 2015, compared with $1.9 million in the six months ended August 31, 2014.

Net income attributable to RMCF shareholders (after deducting net income attributable to non-controlling interest) declined 2.9 percent to $1.5 million, or $0.26 per basic and $0.25 per diluted share, in the six months ended August 31, 2015, compared with net income attributable to RMCF shareholders of $1.6 million, or $0.26 per basic and $0.25 per diluted share, in the six months ended August 31, 2014.

U-Swirl recorded pretax income and after-tax net income of $1,099,812 and $1,034,137, respectively, in the six months ended August 31, 2015, compared with pretax income and after-tax net income of $463,241 in the six months ended August 31, 2014.

Adjusted net income and adjusted earnings per share (non-GAAP financial measures defined later in this release) for the six months ended August 31, 2015 declined to $1.7 million, or $0.28 per diluted share, compared with $2.2 million and $0.35 per diluted share in the six months ended August 31, 2014.

Non-GAAP Financial Measures

Adjusted EBITDA is computed by adding depreciation and amortization, equity compensation expenses, impairment charges, restructuring charges, and acquisition-related costs to GAAP income from operations.

Adjusted net income is computed by adding equity compensation expenses, impairment charges, restructuring charges and acquisition-related costs to GAAP net income and deducting the net fair value adjustment related to the convertible note between RMCF and SWRL from GAAP net income. These figures are adjusted to reflect a federal and state statutory tax rate of 37 percent. Adjusted diluted earnings per share is calculated by dividing adjusted net income by GAAP diluted weighted-average common shares outstanding for the applicable period.

These non-GAAP financial measures may have limitations as analytical tools, and these measures should not be considered in isolation or as a substitute for analysis of results as reported under GAAP. The Company believes that the non-GAAP financial measures presented provide additional analytical information on the nature of ongoing operations excluding expenses not expected to recur in future periods, non-cash charges and variations in the effective tax rate among periods. The Company believes that adjusted EBITDA, adjusted net income, adjusted diluted earnings per share and factory adjusted gross margin are useful to investors because they provide a measure of operating performance and its ability to generate cash that is unaffected by non-cash accounting measures and non-recurring expenses. However, due to these limitations, the Company uses adjusted EBITDA, adjusted net income, adjusted diluted earnings per share and factory adjusted gross margin as measures of performance only in conjunction with GAAP measures of performance such as income from operations, net income and factory gross margin.

Cash Dividends

On September 11, 2015, the Company paid its 49th consecutive quarterly cash dividend, in the amount of $0.12 per share, to stockholders of record on September 1, 2015.

Investor Conference Call

The Company will host an investor conference call today, October 13, 2015, at 4:15 p.m. Eastern Time, to discuss its operating results for the second quarter and first half of FY2016, along with other topics of interest. To participate in the conference call, please dial 1-877-374-8416 (international and local participants dial 412-317-6716) approximately five minutes prior to 4:15 p.m. Eastern Time on October 13, 2015 and ask to be connected to the “Rocky Mountain Chocolate Factory Conference Call.”

A replay of the conference call will be available one hour after completion of the call until, October 20, 2015 at 5:00 p.m. Eastern Time by dialing 877-344-7529 (international and local participants dial 412-317-0088) and entering the conference I.D.# 10073295.

About Rocky Mountain Chocolate Factory, Inc.

Rocky Mountain Chocolate Factory, Inc. (Nasdaq Global Market: RMCF), headquartered in Durango, Colorado, is an international franchiser of gourmet chocolate stores and a manufacturer of an extensive line of premium chocolates and other confectionery products. The Company’s subsidiary, U-Swirl, Inc. (OTCQB: SWRL), franchises and operates self-serve frozen yogurt stores.

Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements involve risks and uncertainties. The nature of our operations and the environment in which we operate subject us to changing economic, competitive, regulatory and technological conditions, risks and uncertainties. Factors which could cause actual results to differ include, without limitation, changes in the confectionery business environment, seasonality, consumer interest in the Company’s products, general economic conditions, the ability to attract and retain qualified franchisees, the success of our franchised stores, the success of U-Swirl, receptiveness of our products internationally, consumer and retail trends, costs and availability of raw materials, competition, the success of the Company’s co-branding strategy, the success of international expansion efforts, the effect of government regulations and other risks. For a detailed discussion of the risks and uncertainties that may cause the Company’s actual results to differ from the forward-looking statements contained herein, please see the “Risk Factors” contained in Item 1A. of our Annual Report on Form 10-K for the fiscal year ended February 28, 2015. The information contained in this press release is a statement of the Company’s present intentions, beliefs or expectations and is based upon, among other things, the existing business environment, industry conditions, market conditions and prices, the economy in general and the Company’s assumptions. The Company may change its intentions, beliefs or expectations at any time and without notice, based upon any changes in such factors, in its assumptions or otherwise. These forward-looking statements apply only as of the date of this press release. As such they should not be unduly relied upon for more current circumstances. Except as required by law, we undertake no obligation to release publicly any revisions to these forward-looking statements that might reflect events or circumstances occurring after the date hereof or those that might reflect the occurrence of unanticipated events.

For Further Information, please contact

Rocky Mountain Chocolate Factory, Inc. (970) 375-5678

(Financial Highlights Follow)

STORE INFORMATION

	New stores opened during
	three months ended	Stores open as of
	August 31, 2015	August 31, 2015
United States
Rocky Mountain Chocolate Factory
Franchise Stores	2	199
Company-Owned Stores	0	3
Cold Stone Creamery	2	72
International License Stores	0	70
U-Swirl, Inc.
Franchise Stores	4	235
Company-Owned Stores	0	9
International License Stores	0	8
Total	8	596

SELECTED BALANCE SHEET DATA

(in thousands)

	August 31, 2015	February 28, 2015
Current Assets	$15,420	$17,658
Total Assets	$31,535	$34,138
Current Liabilities	$7,945	$8,287
Stockholder's Equity	$18,097	$19,738

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except share and per share data)

	Three Months Ended August 31,		Three Months Ended August 31,
	2015	2014	2015	2014
Revenues
Factory sales	$5,169	$4,776	55.7%	50.5%
Royalty and marketing fees	2,442	2,636	26.3%	27.9%
Franchise fees	113	148	1.2%	1.6%
Retail sales	1,551	1,898	16.7%	20.1%
Total Revenues	9,275	9,458	100.0%	100.0%

Costs and expenses
Cost of sales	4,081	3,868	44.0%	40.9%
Franchise costs	610	519	6.6%	5.5%
Sales and marketing	603	584	6.5%	6.2%
General and administrative	1,134	1,175	12.2%	12.4%
Retail operating	793	933	8.5%	9.9%
Depreciation and amortization	356	366	3.8%	3.9%
Restructuring and acquisition related charges	-	584	0.0%	6.2%
Total Costs and Expenses	7,577	8,029	81.7%	84.9%

Income from operations	1,698	1,429	18.3%	15.1%

Other income (expense)
Interest expense	(56)	(61)	-0.6%	-0.6%
Interest income	13	15	0.1%	0.2%
Other, net	(43)	(46)	-0.5%	-0.5%

Income before income taxes	1,655	1,383	17.8%	14.6%

Provision for income taxes	414	453	4.5%	4.8%

Consolidated Net income	1,241	930	13.4%	9.8%

Less: Net (loss) income attributable to non-controlling interest	461	52	5.0%	0.5%

Net income attributable to RMCF	$780	$878	8.4%	9.3%

Basic Earnings Per Common Share	$0.13	$0.14
Diluted Earnings Per Common Share	$0.13	$0.14

Weighted Average Common Shares Outstanding	5,913,944	6,191,974

Dilutive Effect of Employee Stock Options	210,047	247,729

Weighted Average Common Shares Outstanding, Assuming Dilution	6,123,991	6,439,703

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except share and per share data)

	Six Months Ended August 31,		Six Months Ended August 31,
	2015	2014	2015	2014
Revenues
Factory sales	$11,493	$10,646	58.5%	53.8%
Royalty and marketing fees	4,799	5,050	24.4%	25.5%
Franchise fees	384	205	2.0%	1.0%
Retail sales	2,963	3,879	15.1%	19.6%
Total Revenues	19,639	19,780	100.0%	100.0%

Costs and expenses
Cost of sales	9,245	8,701	47.1%	44.0%
Franchise costs	1,214	1,065	6.2%	5.4%
Sales and marketing	1,239	1,230	6.3%	6.2%
General and administrative	2,463	2,586	12.5%	13.1%
Retail operating	1,648	1,973	8.4%	10.0%
Depreciation and amortization	721	740	3.7%	3.7%
Restructuring and acquisition related charges	-	709	0.0%	3.6%
Total Costs and Expenses	16,530	17,004	84.2%	86.0%

Income from operations	3,109	2,776	15.8%	14.0%

Other income (expense)
Interest expense	(115)	(122)	-0.6%	-0.6%
Interest income	27	27	0.1%	0.1%
Other, net	(88)	(95)	-0.4%	-0.5%

Income before income taxes	3,021	2,681	15.4%	13.6%

Provision for income taxes	847	814	4.3%	4.1%

Consolidated Net income	2,174	1,867	11.1%	9.4%

Less: Net (loss) income attributable to non-controlling interest	631	278	3.2%	1.4%

Net income attributable to RMCF	$1,543	$1,589	7.9%	8.0%

Basic Earnings Per Common Share	$0.26	$0.26
Diluted Earnings Per Common Share	$0.25	$0.25

Weighted Average Common Shares Outstanding	5,946,751	6,175,530

Dilutive Effect of Employee Stock Options	222,739	288,460

Weighted Average Common Shares Outstanding, Assuming Dilution	6,169,490	6,463,990

GAAP RECONCILIATION

ADJUSTED EBITDA

(in thousands)

	Three Months Ended August 31,		Change
	2015	2014
GAAP: Income from Operations	$1,698	$1,429	18.8%
Depreciation and Amortization	356	366
Equity Compensation Expense	147	172
Restructuring and acquisition related charges	-	584
Non-GAAP, adjusted EBITDA	$2,201	$2,551	-13.7%

	Six Months Ended August 31,		Change
	2015	2014
GAAP: Income from Operations	$3,109	$2,776	12.0%
Depreciation and Amortization	721	740
Equity Compensation Expense	468	469
Restructuring and acquisition related charges	-	709
Non-GAAP, adjusted EBITDA	$4,298	$4,694	-8.4%

GAAP RECONCILIATION

ADJUSTED DILUTED EARNINGS PER SHARE

(in thousands, except share and per share data)

	Three Months Ended August 31,		Change
	2015	2014
GAAP: Net Income	$780	$878	-11.2%
Income tax adjustment to Statutory Rate of 37%	(198)	(59)
Equity Compensation Expense	93	108
Restructuring and acquisition related charges	-	368
Net expense (gain) on derivative fair value	130	25
Non-GAAP, adjusted Net Income	$805	$1,320	-39.0%

Non-GAAP, adjusted Diluted Earnings Per Share	$0.13	$0.20	-35.0%

	Six Months Ended August 31,		Change
	2015	2014
GAAP: Net Income	$1,543	$1,589	-2.9%
Income tax adjustment to Statutory Rate of 37%	(271)	(178)
Equity Compensation Expense	295	295
Restructuring and acquisition related charges	-	447
Net expense (gain) on derivative fair value	163	91
Non-GAAP, adjusted Net Income	$1,730	$2,244	-22.9%

Non-GAAP, adjusted Diluted Earnings Per Share	$0.28	$0.35	-20.0%